Exhibit 99.1

  American Spectrum Realty Announces Offer to Purchase All Outstanding Common
      Shares of Beneficial Interest of Hartman Commercial Properties REIT

    HOUSTON--(BUSINESS WIRE)--Nov. 13, 2006--American Spectrum Realty, Inc. (AMEX:AQQ) ("the Company'), a real estate investment and management company located in Houston, Texas, announced today that it has made a written offer to the Board of Trustees of Hartman Commercial Properties REIT to acquire all of the outstanding common shares of beneficial interest of Hartman Commercial Properties REIT for $10 per share. This offer is contingent upon a number of conditions, including the Company being able to arrange the necessary financing to consummate the offer.

    American Spectrum Realty, Inc. is a real estate investment and management company that owns 26 office, industrial and retail properties aggregating approximately 2.1 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.

    CONTACT: American Spectrum Realty, Inc., Houston
             William J. Carden, 713-706-6200
             Chairman, President and CEO